Exhibit 10.1

PLAYA HOTELS & RESORTS N.V.

2017 OMNIBUS INCENTIVE PLAN

TIME-BASED RESTRICTED SHARES AGREEMENT

COVER SHEET

Playa Hotels & Resorts N.V. (the “Company”) hereby grants Shares to the Grantee named below, subject to the vesting and other conditions set forth below (the “Restricted Shares”). Additional terms and conditions of the Restricted Shares are set forth on this cover sheet and in the attached Time-Based Restricted Shares Agreement (together, the “Agreement”), and in the Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan (as amended from time to time, the “Plan”).

Grant Date:

Name of Grantee:

Number of Restricted Shares:

Vesting Schedule:	Subject to your continued Service through each of the applicable vesting dates, one-third (1/3) of the Restricted Shares shall vest on each of the first three anniversaries of the Grant Date, provided that if the number of Restricted Shares is not divisible by three, then no fractional Shares shall vest and the installments shall be as equal as possible with the smaller installments vesting first.

By your signature below, you agree to all of the terms and conditions described in this Agreement and in the Plan (a copy of which is also attached). You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)

Name:
Title:

Attachment

This is not a share certificate or a negotiable instrument.

PLAYA HOTELS & RESORTS N.V.

2017 OMNIBUS INCENTIVE PLAN

TIME-BASED RESTRICTED SHARES AGREEMENT

Restricted Shares	This Agreement evidences an award of time-based Restricted Shares in the number set forth on the cover sheet and subject to the terms and conditions set forth in this Agreement, the Plan and on the cover sheet.

Transfer of Unvested Restricted Shares	To the extent not yet vested, Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Restricted Shares be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your Restricted Shares.

Issuance

The Company will issue your Restricted Shares in the name set forth on the cover sheet.

The issuance of the Restricted Shares will be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates, with the understanding that any ownership of Shares is mandatorily registered in the Company’s shareholder register. Any unvested Restricted Shares shall bear the appropriate restrictions imposed by this Agreement. As your interest in the Restricted Shares vests, the recordation of the number of Restricted Shares attributable to you will be appropriately modified if necessary.

Vesting

Your Restricted Shares will vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement, so long as you continue in Service on each applicable vesting date set forth on the cover sheet.

Notwithstanding the vesting schedule set forth on the cover sheet of this Agreement, and except as provided below in this paragraph, if, after the first anniversary of the Grant Date, the Company terminates your Service without Cause (as defined below), your Service terminates due to your death or Disability, or you terminate your Service for Good Reason (as defined below) (such termination, a “Qualified Termination”), then the Restricted Shares will become vested as of the date of the termination of your Service on a pro rata basis, determined based on the quotient obtained by dividing (i) the sum of (A) number of days of Service completed by you from the Grant Date to the date of your termination of Service plus (B) the lesser of 365 days and the number of days that remain until the third anniversary of the Grant Date, by (ii) the number of days during the period commencing on the Grant Date and ending on the third anniversary of the Grant Date. Notwithstanding the foregoing, if your Qualified Termination occurs within twenty-four (24) months after a Change in Control in which the Restricted Shares are assumed by the acquirer or surviving entity in the Change in Control transaction, then the Restricted Shares will become fully vested as of the date of your termination of Service.

If a Change in Control occurs prior to the third anniversary of the Grant Date and while you are an Employee, and the Restricted Shares are not assumed by the acquirer or surviving entity in the Change in Control transaction, then the Restricted Shares shall become fully vested as of the date of the Change in Control.

Definitions of Cause and Good Reason

For purposes of this Agreement, the term “Cause” will mean any of the following: (i) your conviction of, or the entry of a plea of guilty, first offender probation before judgment or nolo contendere by you to, any felony or any other crime involving dishonesty; (ii) fraud, misappropriation, embezzlement or breach of fiduciary duty by you with respect to the Company or any Affiliate; (iii) your willful failure, bad faith or gross negligence in the performance of your assigned duties for the Company or any Affiliate following your receipt of written notice of such willful failure, bad faith or gross negligence; (iv) your failure to follow reasonable and lawful directives of the Company or any Affiliate following your receipt of written notice of such failure; or (v) any act or omission by you that the Committee reasonably determines to be likely to have a material adverse impact on the Company’s or any Affiliate’s business or reputation for honesty and fair dealing; other than an act or failure to act by you acting reasonably, in good faith and without reason to believe that such act or failure to act would adversely impact the Company’s or any Affiliate’s business or reputation for honesty and fair dealing. The Company or an Affiliate will provide you a period of thirty (30) days following receipt of any written Cause notification in order to allow you the opportunity to effectuate a cure of the acts or omissions that form the basis for the determination, but only to the extent such acts or omissions are capable of cure.

For purposes of this Agreement, the term “Good Reason” will mean any of the following: (i) the assignment to you of substantial duties or responsibilities materially inconsistent with your position at the Company or the Affiliate that is your employer or any other action by the Company or such Affiliate which results in a substantial diminution of your duties or responsibilities as a senior executive of the Company or such Affiliate; (ii) the Company’s failure to pay you any base salary or other compensation to which you are entitled for a period of three

(3) business days; or (iii) a material reduction in your base salary. You may terminate your employment at any time for Good Reason, upon sixty (60) days’ written notice by you to the Company or the Affiliate that is your employer. You may not terminate your employment for Good Reason hereunder unless and until you have provided the Company or the Affiliate that is your employer with written notice of the action which you contend to be Good Reason (which notice must specify that such action constitutes the basis for a “Good Reason” resignation hereunder), such written notice is provided within sixty (60) days of the occurrence of the event which you contend to be Good Reason and the Company or such Affiliate has failed to reasonably remedy such action within thirty (30) days of receiving such written notice.

Notwithstanding anything contained herein to the contrary, if you have an employment agreement with the Company or any Affiliate, the terms Cause and Good Reason will have the meanings set forth in such employment agreement.

Forfeiture of Unvested Restricted Shares	Unless the termination of your Service triggers accelerated vesting of your Restricted Shares or other treatment pursuant to the terms of this Agreement or the Plan, you will immediately and automatically forfeit to the Company all of the unvested Restricted Shares in the event your Service terminates for any reason.

Forfeiture of Rights	If you should take actions in violation or breach of, or in conflict with, any employment agreement, non-competition agreement, agreement prohibiting the solicitation of Employees or clients of the Company or any Affiliate, confidentiality obligation with respect to the Company or any Affiliate, material Company policy or procedure, or other agreement with, or other material obligation to, the Company or any Affiliate, including, without limitation, the restrictive covenants contained herein, the Committee has the right to cause an immediate forfeiture of your rights to the Restricted Shares awarded under this Agreement and any gain realized by you with respect to such Restricted Shares, and the Restricted Shares shall immediately and automatically expire.

Confidentiality	You acknowledge that you may be furnished or may otherwise receive or have access to confidential information which relates to the Company’s or an Affiliate’s past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; terms and contents of leases, asset management agreements and other contracts; tenant and vendor lists or other compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, financial, marketing, leasing or sales activities of the Company or any Affiliate or of a third party which provided proprietary information to either or both on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by the Company, the Affiliates and you as proprietary and confidential information of the Company and the Affiliates (the “Proprietary Information”).

Notwithstanding the foregoing, Proprietary Information shall not include (i) information disseminated by the Company or any Affiliate on a non-confidential basis to third parties in the ordinary course of business; (ii) information in the public domain not as a result of a breach of any duty by you or any other person; or (iii) information that the Company or any Affiliate, as the case may be, does not consider confidential.

Both during your employment with the Company and the Affiliates and after the termination of your employment for any reason (the “Nondisclosure Restricted Period”), you shall preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to you before this Agreement is signed or afterward. In addition, you shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of the Company or any Affiliate without a legitimate business need to know; (ii) remove the Proprietary Information from the Company’s or any Affiliate’s premises without a valid business purpose; or (iii) use the Proprietary Information for your own benefit or for the benefit of any third party, in each of the foregoing cases during the Nondisclosure Restricted Period.

Notwithstanding any other provision of this Agreement, you shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Notwithstanding any other provision of this Agreement, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

You acknowledge that all the Proprietary Information pre-existing, used or generated during the course of your employment by the Company and the Affiliates is the property of the Company and the Affiliates, as the case may be, and you hold and use such as a trustee for the Company or the Affiliates and subject to the Company’s and the Affiliates’ sole control. You shall deliver to the Company or the Affiliates, as applicable, all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information (x) at any time upon request by the Board or the applicable Affiliate during your employment and (y) immediately upon termination of your employment.

Non-Competition and Non-Solicitation

The following definitions shall apply for the purpose of this Section:

“Competing Business” shall mean (a) acting as an owner or a lessee of hotels, convention facilities, conference centers or similar facilities; (b) asset or operational management for hotels, convention facilities, conference centers or similar facilities, or (c) any other business that the Company or an Affiliate conducts or contemplates under such business plans as of the date of your termination of employment with the Company and the Affiliates. Notwithstanding any provision to the contrary in this Agreement, Competing Business shall exclude: your ownership of five percent (5%) or less of the outstanding stock of any publicly traded corporation or other entity; or of an equity interest in any other entity approved by the Board and listed on Exhibit A attached hereto; or your service on the Board of Directors of any Affiliate.

“Customer” shall mean any hotel, conference center, lodging business, or real estate investment trust with which the Company or any Affiliate has an existing lease, sublease, or management contract.

“Prospective Customer” shall mean any person or entity to whom you or the Company or any Affiliate sent or delivered a written sales or servicing proposal, quote or contract, or with whom you or the Company or any Affiliate had business contact for the purpose of developing that person or entity into a customer of the Company or an Affiliate.

“Restricted Area” shall mean within Mexico, the Dominican Republic and any other geographic area included in the Company’s and any Affiliate’s business plans during your employment with the Company and the Affiliates.

“Restricted Period” shall mean the period of your employment with the Company and the Affiliates and a period of twelve (12) months following the expiration, resignation or termination of your employment. Notwithstanding the foregoing, if you have an employment agreement with the Company or any Affiliate, the term Restricted Period will have the meaning set forth in such employment agreement.

“Solicit” shall mean to knowingly solicit, call upon, or initiate communications or contacts with a person or entity for the purpose of developing or continuing a business relationship.

During the Restricted Period, you shall not engage, directly or indirectly, either individually or through another person or entity, whether as an owner, employee, consultant, partner, principal, agent, representative, stockholder or otherwise, of, in, to or for any Competing Business in the Restricted Area; provided, however, that you may own less than five percent (5%) of the outstanding stock of any publicly traded corporation that engages in a Competing Business.

During the Restricted Period, you shall not Solicit, directly or indirectly, on your own behalf or on behalf of any other person(s), any Customer or Prospective Customer of the Company or any Affiliate for any line of business that the Company or any Affiliate conducts or plans to conduct as of the date of your termination of employment for the purpose of conducting, marketing or providing for a Competing Business.

During the Restricted Period, you shall not, directly or indirectly, solicit or employ or cause any business, other than an Affiliate, to solicit or employ any person who is then or was at any time during the two (2)-year period prior to your termination as an employee of the Company or any of the Affiliates and who is at the time of such employee’s separation from the Company or any of the Affiliates, a director, vice president, senior vice president, executive vice president or similar position of the Company or any of the Affiliates, except to the extent that such action is undertaken in the ordinary course of hiring practices (e.g., an employment solicitation that is transmitted generally to the public or in the industry, rather than one that is targeted directly to any such Company or Affiliate employee).

You acknowledge that you will acquire much Proprietary Information concerning the past, present and future business of the Company and the Affiliates as the result of your employment with the Company and the Affiliates, as well as access to the relationships between the Company and the Affiliates and their respective clients and employees. You further acknowledge that the business of the Company and the Affiliates is very competitive and that competition by you in that business during your employment and the Restricted Period would severely injure the Company and the Affiliates, as the case may. You understand that the restrictions contained in this Section are reasonable and are required for the Company’s and the Affiliates’ legitimate protection, and do not unduly limit his ability to earn a livelihood.

If any court determines that any provision of this Section is invalid or unenforceable, the remainder of this Section shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court or arbitrator construes any portion of this Section to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. This Section, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

Notwithstanding any arbitration provisions contained in this Agreement, the Company and the Affiliates shall have the right and remedy to have the provisions of this Section specifically enforced by a court of competent jurisdiction without any requirement to first seek a remedy through arbitration, including by temporary or permanent injunction, it being acknowledged and agreed that any such violation may cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The Company shall also have the right to seek damages for any breach of this Section.

The Company and its successors and assigns may enforce these restrictive covenants.

Section 83(b) Election	Under Section 83 of the Code, the Fair Market Value of the Shares on the date any forfeiture restrictions applicable to such Shares lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include the forfeiture as to unvested Restricted Shares described above. You may elect to be taxed at the time the Restricted Shares are granted, rather than when such Shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date on the cover sheet of this Agreement. If you are eligible to file an election and elect to do so, you will have to make a tax payment on the Fair Market Value of the Shares on the Grant Date. The form for making this election is attached as Exhibit B hereto. Failure to make this filing within the applicable thirty (30)-day period will result in the recognition of ordinary income by you as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY CODE SECTION 83(b) ELECTION.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Laws. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Withholding

You agree as a condition of this grant of Restricted Shares that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting or the receipt of the Restricted Shares. In the event that the Company or any Affiliate determines that any federal, state, local or foreign tax or withholding payment is required relating to the Restricted Shares, the Company or any Affiliate will have the right to require such payments from you or withhold such amounts from other payments due to you from the Company or any Affiliate, or withhold the delivery of vested Shares otherwise deliverable under this Agreement. You may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or any Affiliate to withhold Shares otherwise issuable to you or (ii) by delivering to the Company or any Affiliate Shares already owned by you. The Shares so delivered by you shall have an aggregate Fair Market Value equal to such withholding obligations. The maximum number of Shares that may be withheld to satisfy any applicable tax withholding obligations arising from the vesting of the Restricted Shares may not exceed such number of Shares having a Fair Market Value equal to the maximum statutory amount required by the Company to be withheld and paid to any federal, state, local or foreign taxing authority with respect to such vesting of the Restricted Shares.

Retention Rights	This Agreement and the grant of Restricted Shares evidenced by this Agreement do not give you the right to be retained by the Company or any Affiliate in any capacity. The Company or an Affiliate, as applicable, reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights

You have the right to vote the Restricted Shares and to receive any dividends declared or paid on such Shares. Any stock distributions you receive with respect to unvested Restricted Shares as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be deemed to be a part of the Restricted Shares and subject to the same conditions and restrictions applicable thereto. Any cash dividends paid on unvested Restricted Shares you hold on the record date for such dividend shall be held by the Company and subject to the same conditions and restrictions applicable to your unvested Restricted Shares; provided that, within thirty (30) days after the date on which the applicable Restricted Shares vest in accordance with the terms of this Agreement, such dividends shall be paid to you, without interest. You will immediately and automatically forfeit such dividends to the extent that you forfeit the corresponding unvested Restricted Shares. Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before an appropriate book entry is made (or your certificate is issued).

Your Restricted Shares grant shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with Section 17 of the Plan.

Legends

If and to the extent that the Restricted Shares are represented by certificates rather than book-entry, all certificates representing the Restricted Shares issued under this grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING, FORFEITURE, AND OTHER RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

To the extent that ownership of the Restricted Shares is evidenced by a book-entry registration or direct registration (including transaction advices), such registration, to the extent not held through a depositary, shall contain an appropriate legend or restriction similar to the foregoing.

Clawback	The Restricted Shares are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Law, rule or regulation, or otherwise, or (b) any law, rule or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of any other jurisdiction, including but not limited to the granting and/or issuance of Shares being governed by Dutch law.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Shares. Any prior agreements, commitments, or negotiations concerning the Restricted Shares are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or any Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy	To administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as your contact information, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting the grant of Restricted Shares, you give explicit consent to the Company to process any such personal data.

Electronic Delivery	By accepting the grant of Restricted Shares, you consent to receive documents related to the Restricted Shares by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A	The grant of Restricted Shares under this Agreement is intended to comply with Code Section 409A (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.

By accepting this Agreement, you agree to all of the terms and conditions described above and in the Plan.

EXHIBIT A

Approved Equity Interests:

EXHIBIT B

GRANTEE ELECTION UNDER SECTION 83(b) OF

THE INTERNAL REVENUE CODE

The undersigned Grantee hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address, and social security number of the undersigned:

Name:

Address:

Social Security No. :

2.	Description of property with respect to which the election is being made:

                     common shares in the capital of Playa Hotels & Resorts N.V. (the “Company”), with a par value of EUR 0.10 per share.

3.	The date on which the property was transferred is , 20 .

4.	The taxable year to which this election relates is calendar year 20 .

5.	Nature of restrictions to which the property is subject:

The shares of common stock are subject to the provisions of a Restricted Shares Agreement between the undersigned and the Company. The common shares are subject to forfeiture under the terms of the Restricted Shares Agreement.

6.	The fair market value of the property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in Treasury Regulations section 1.83-3(h)) was $ per share, for a total of $ .

7.	The amount paid by taxpayer for the property was $ .

8.	The amount to include in gross income is $ .

9.	A copy of this statement has been furnished to the Company.

Dated:                     , 20

Taxpayer’s Signature

Taxpayer’s Printed Name

PROCEDURES FOR MAKING ELECTION

UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE

The following procedures must be followed with respect to the attached form for making an election under Section 83(b) of the Internal Revenue Code in order for the election to be effective:1

1. You must file one copy of the completed election form with the IRS Service Center where you file your federal income tax returns within thirty (30) days after the Grant Date of your Restricted Shares.

2. At the same time you file the election form with the IRS, you must also give a copy of the election form to the Secretary of the Company.

[1]	Whether or not to make the election is your decision and may create tax consequences for you. You are advised to consult your tax advisor if you are unsure whether or not to make the election.